                                MERGER AGREEMENT


     This AGREEMENT is made and entered into on October 17, 2002 as of November 1, 2002, (the "EFFECTIVE DATE") by and among Vita Food Products, Inc., a Nevada corporation ("VFP"), Vita Holdings, Inc., a Delaware corporation ("VITA HOLDINGS") (VFP and Vita Holdings collectively, "VITA"), Vita/Halifax Acquisition Company, a Georgia corporation ("SUB"), and The Halifax Group, Inc., a Georgia corporation ("HALIFAX"), Robert J. Budd ("BUDD"), Oak Hill Family LLC ("OAK") (Oak and Budd collectively "ROBERT") and Terry W. Hess ("TERRY"). VFP, Vita Holdings, Sub, Halifax, Oak, Budd, Robert and Terry are referred to collectively herein as the Parties.

                                    RECITALS

1. The Board of Directors of Vita, Sub and Halifax have been presented with the potential merger (the "MERGER") of Halifax with Sub, with Halifax as the surviving corporation in accordance with the Georgia Business Corporation Code (the "GEORGIA LAW") upon the terms and subject to the conditions set forth herein.

2. Robert is the beneficial record owner of all of the issued and outstanding shares of stock of Halifax, $1.00 par value per share (the "HALIFAX COMMON STOCK").

3. As inducement to the willingness of Vita and Sub to enter into this Agreement, Robert has agreed to join with Halifax in this Agreement to support the representations, warranties, covenants and agreements made by Halifax herein.

4. As additional material inducement of Vita to enter into this Agreement, Robert is willing to enter into that certain employment agreement with Sub, Vita and its affiliates (the "EMPLOYMENT AGREEMENT") attached hereto as Exhibit A-1 and Robert is willing to enter into that certain non-competition, non-solicitation and confidentiality agreement with Sub, Vita and its affiliates (the "NON-COMPETITION AGREEMENT") attached hereto as Exhibit A-2. The Employment Agreement and the Non-Competition Agreement are each incorporated herein by reference and made a part hereof.

                                     CLAUSES

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS.

     "ACT" means the Securities Act of 1933, as amended.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "APPLICABLE ROBERT ALLOCATION" has the meaning set forth in ss.2(c).


     "APPLICABLE TERRY ALLOCATION" has the meaning set forth in ss.2(c).

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "BUDD" has the meaning set forth in the preface above.

     "BUDD DEBT" has the meaning set forth in ss.2(e)(i) below.

     "CHANGE OF CONTROL" means (i) the merger or consolidation of VFP in a transaction pursuant to which all of the outstanding shares of VFP Stock are converted into or exchanged for securities or property of another person, (ii) the acquisition by a person or entity or group of related persons or entities in a single transaction or series of related transactions of more than fifty percent (50%) of the issued and outstanding shares of VFP Stock, (iii) the sale of all or substantially all of the assets of VFP in a single transaction or series of related transactions, (iv) the merger or consolidation of Halifax or Virginia Honey with or into an entity other than VFP or a more than fifty percent (50%) owned subsidiary of VFP in a transaction in which Halifax, Virginia Honey or VFP is not the surviving corporation, (v) the acquisition by a person or entity or group of related persons or entities other than a more than fifty percent (50%) owned subsidiary of VFP in a single transaction or series of related transactions of more than fifty percent (50%) of the outstanding voting securities of Halifax or Virginia Honey, or (vi) the sale of all or substantially all of the assets of Halifax or Virginia Honey to any person or entity or group of related persons or entities, other than to VFP or a more than fifty percent (50%) owned subsidiary of VFP, in a single transaction or series of related transactions.

     "CLOSING" has the meaning set forth in ss.2(h) below.

     "CLOSING DATE" has the meaning set forth in ss.2(h) below.

     "CLOSING PAYMENT" has the meaning set forth in ss.2(e)(i) below.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Halifax that is not already generally available to the public.

     "CONTROLLED GROUP" has the meaning set forth in Code ss.1563.

     "DISCLOSURE SCHEDULE" has the meaning set forth in ss.4 below.

     "EARNOUT" has the meaning set forth in ss.2(e) below.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP.

     "EFFECTIVE DATE" has the meaning set forth in the preface above.

     "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA ss.3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA ss.3(1).

     "EMPLOYMENT AGREEMENT" has the meaning set forth in the preface above.

     "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning food safety preservation, storage and distribution, public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means each entity which is treated as a single employer with Robert for purposes of Code ss.414.

     "ESCROW AGENT" has the meaning set forth in ss.2(g) below.

     "FIDUCIARY" has the meaning set forth in ERISA ss.3(21).

     "FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g) below.

     "FIRST EARNOUT" has the meaning set forth in ss.2(c)(ii) below.

     "GAAP" means United States of America, generally accepted accounting principles as in effect from time to time.

     "GEORGIA LAW" has the meaning set forth in the preface above.

     "HALIFAX" has the meaning set forth in the preface above.

     "HALIFAX DEBT" means $2,636,443, being the indebtedness of Halifax as of June 30, 2002.

     "HALIFAX COMMON STOCK" has the meaning set forth in the preface above.

     "HALIFAX SHARES" means the issued and outstanding shares of Common Stock of Halifax.

     "INDEMNIFIED PARTY" has the meaning set forth in ss.8(d) below.

     "INDEMNIFYING PARTY" has the meaning set forth in ss.8(d) below.

     "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all proprietary information systems and management procedures, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g) below.

     "INVENTORY ADJUSTMENT" has the meaning set forth in ss.4(g)(2) below.

     "KNOWLEDGE" means actual knowledge after reasonable investigation. A Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, or executor of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact of other matter.

     "LEASES" means the amended leases for Halifax's existing manufacturing facilities, attached hereto as Exhibits A-3 and A-4. The Leases are incorporated herein by reference and made a part hereof.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MERGER" has the meaning set forth in the preface above.

     "MERGER CONSIDERATION" has the meaning set forth in ss.2(d) and 2(e) below.

     "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA ss.3(37).

     "NON-COMPETITION AGREEMENT" has the meaning set forth in the preface above.

     "OAK" has the meaning set forth in the preface above.

     "ORDINARY COURSE OF BUSINESS" means an action taken by a Person in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), an action taken in the ordinary course of the normal day-to-day operations of such Person and such action is not required to be authorized by the board of directors of such Person.

     "PARTY" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERIOD 1" has the meaning set forth in ss.2(e)(ii) below.

     "PERIOD 2" has the meaning set forth in ss.2(e)(iii) below.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PROHIBITED TRANSACTION" has the meaning set forth in ERISA ss.406 and Code ss.4975.

     "REPORTABLE EVENT" has the meaning set forth in ERISA ss.4043.

     "ROBERT" has the meaning set forth in the preface above.

     "SALAD CO." means the combined operations of Halifax and VHC.

     "SECOND EARNOUT" has the meaning set forth in ss.2(e)(iii) below.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SUB" has the meaning set forth in the preface above.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TERRY" has the meaning set forth in Section 2(c) below.

     "THIRD PARTY CLAIM" has the meaning set forth in ss.8(d) below.

     "UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g)(1),

     "UNAUDITED INTERIM BALANCE SHEET" means the balance sheet contained within the Interim Statements.

     "VFP" has the meaning set forth in the preface above.

     "VFP STOCK" has the meaning set forth in Section 2(f) below.

     "VHC" means Virginia Honey Company, Inc., a Virginia corporation.

     "VITA" has the meaning set forth in the preface above.

     "VITA HOLDINGS" has the meaning set forth in the preface above.

2. MERGER; CONSIDERATION; PLEDGE.

     (a) Merger. At Closing, and upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, Sub shall be merged with and into Halifax. The Parties hereto will file a Certificate of Merger or other appropriate document with the Secretary of State of the State of Georgia pursuant to the appropriate section of the Georgia Law, and the Parties shall take all such other and further actions as may be required by the law to make the Merger effective. Following the Merger, the separate corporate existence of Sub shall cease. Halifax shall continue as the surviving corporation and shall succeed to assume all the rights and obligations of Sub, but Halifax shall amend its articles of incorporation and bylaws as determined in VFP's sole discretion, subject to the terms and conditions of this Agreement.

     (b) Effects of the Merger. The Merger shall be dated as of the Effective Date and have the effects set forth under Georgia Law. As of the Effective Date, all the properties, rights, privileges, powers and franchises of Halifax and Sub shall vest in Halifax, and all debts, liabilities and duties of Sub shall become the debts, liabilities and duties of Halifax. Additionally, the Certificate of Incorporation and By-Laws of Sub in effect immediately prior to the Effective Date shall remain in effect at the Effective Date until amended in accordance with applicable law.

     (c) Salad Co. Integration. The parties desire and agree to fully integrate the operations of Halifax with the business of VHC. As a result of such integration, the financial results will be combined beginning as of the Effective Date. Robert and Terry W. Hess, President of VHC, have agreed to allocate the EBITDA of Salad Co. to Robert (the "APPLICABLE ROBERT ALLOCATION") and to Terry (the "APPLICABLE TERRY ALLOCATION") for Periods 1 and 2 (as defined below) to compute the First Earnout and the Second Earnout in the following proportions:



          (i) If, for the applicable Earnout period (Period 1 or 2, as appropriate), the net collected sales of: (1) existing products of Halifax, as set forth in the attached Exhibit E;
                  (2) new products developed from licenses obtained by Budd and/or existing Halifax employees; and (3) new products developed by Halifax (collectively "POST-HALIFAX SALES"), are less than $12,000,000 (per calendar year on an annualized basis, such Post-Halifax Sales amount adjusted annually for inflation); the Applicable Terry Allocation shall be eighty percent (80%) and the Applicable Robert Allocation shall be twenty percent (20%).

          (ii) If, for the applicable Earnout period, the Post-Halifax Sales are at least $12,000,000, but less than $15,000,000 (per calendar year on an annualized basis, such Post-Halifax Sales amount adjusted annually for inflation); the Applicable Terry Allocation shall be seventy five percent (75%) and the Applicable Robert Allocation shall be twenty five percent (25%).

          (iii) If, for the applicable Earnout period, the Post-Halifax Sales are at least $15,000,000, but less than $18,000,000 (per calendar year on an annualized basis, such Post-Halifax Sales amount adjusted annually for inflation); the Applicable Terry Allocation shall be seventy percent (70%) and the Applicable Robert Allocation shall be thirty percent (30%).

          (iv) If, for the applicable Earnout Period, the Post-Halifax Sales are at least $18,000,000, but less than $22,600,000 (per calendar year on an annualized basis, such Post-Halifax Sales amount adjusted annually for inflation); the Applicable Terry Allocation shall be sixty five percent (65%) the Applicable Terry Allocation shall be thirty five percent (35%).

          (v) If, for the applicable Earnout Period, the Post-Halifax Sales are at least $22,600,000 (per calendar year on an annualized basis, such Post-Halifax Sales amount adjusted annually for inflation); the Applicable Terry Allocation shall be sixty percent (60%) and the Applicable Robert Allocation shall be forty percent (40%) to Robert.

As an example, assume the EBITDA of Salad Co. is in: 2003, $4 million (during which 2003 calendar year the Post-Halifax Sales are $18,000,000 readjusted to $17,000,000 because of the inflation from the base CPI date of November 1, 2002 until the mid year date of July 1, 2003); 2004, $5 million (during which 2004 calendar year the Post-Halifax Sales are $19,000,000 readjusted to $18,000,000 because of the inflation from the base CPI date of November 1, 2002 until the mid year date of July 1, 2004); and in 2005 is $6 million (during which 2005 calendar year the Post-Halifax Sales are $25,000,000 readjusted to $23,000,000 because of the inflation from the base CPI date of November 1, 2002 until the mid year date of July 1, 2005). In such case, the allocation of Post-Halifax Sales for purposes of calculating the First Earnout shall be made as follows:

          (i) For the calendar year 2003, the allocation of Salad Co.'s $4 million EBITDA is seventy percent (70%) Applicable Terry Allocation and thirty percent (30%) Applicable Robert Allocation;

          (ii) For the calendar year 2004, the allocation of Salad Co.'s $5 million EBITDA is sixty-five percent (65%) Applicable Terry Allocation and thirty-five percent (35%) Applicable Robert Allocation; and

          (iii) For the calendar year 2005, the allocation of Salad Co.'s $6 million EBITDA is sixty percent (60%) Applicable Terry Allocation and forty percent (40%) Application Robert Allocation.

     (d) Conversion of Halifax and Sub Common Stock.

          (i) At Closing, by virtue of the Merger, and without any action on the part of Halifax, Sub or the holder of any of the Halifax Common Stock, all shares of Halifax Common Stock issued and outstanding immediately prior to Closing shall by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and all shares of Halifax Common Stock be converted into the right to receive in total for all shares of such Halifax Common Stock the consideration set forth in subparagraph (e) below (collectively, "MERGER CONSIDERATION").

          (ii) At Closing, by virtue of the Merger, and without any action on the part of Halifax, Sub or the holder of any of the Common Stock of Sub, all shares of the Common Stock of Sub issued and outstanding immediately prior to Closing shall by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and all shares of Common Stock of Sub shall be converted into an equal number of shares of Halifax Common Stock.

     (e) The Merger Consideration shall be payable as follows:

          (i) At the Closing, Vita shall assign to Robert all rights, title and interest in the legal case of Leonard Mountain, Inc. vs. Halifax Group, Inc. (the "CASE"). Robert agrees to indemnify, defend and hold harmless Vita and Halifax from all liability, costs of expenses, if any, related to the Case other than legal costs paid prior to September 19, 2002. Other than the amounts due from Robert pursuant to the indemnity in this ss.2(e)(i), all other amounts due from the indemnity in ss.8 hereof shall be recouped by Vita solely from amounts payable to Robert, except as set forth in ss.2.5 of the Employment Agreement. Such assignment (the "CLOSING PAYMENT") shall be deemed to equal full payment of twenty-five percent (25%) of the Merger Consideration. Additionally, at Closing, $450,000 of all amounts due Robert, being a total of $795,781 ("BUDD DEBT") shall be repaid. Any accrued interest on the Budd Debt shall be extinguished. No interest or charges of any kind shall accrue hereafter with respect to the Budd Debt.

          (ii) For the period January 1, 2003 thru December 31, 2005 ("PERIOD 1"), Vita shall pay Robert: (A) the remainder of the Budd Debt, being $345,781.00, constituting payment in full; and (B) the Applicable Robert Allocation of forty-five percent (45%) of (five (5) times the average annual EBITDA of Salad Co., less: (1) the Halifax Debt); less (2) $345,781.00

                  (the "FIRST EARNOUT"). Vita shall pay Robert the First Earnout, or the undisputed portion of the First Earnout on or before April 1, 2006; plus

          (iii) For the period January 1, 2006 thru December 31, 2007 ("PERIOD 2"), Vita shall pay Robert the Applicable Robert Allocation of thirty percent (30%) of (five (5) times the average annual EBITDA of Salad Co., less the Halifax Debt) (the "SECOND EARNOUT"). Vita shall pay Robert the Second Earnout, or the undisputed portion of the Second Earnout on or before April 1, 2008.


     The calculation of the First Earnout and Second Earnout (collectively, "EARNOUT") shall be prepared with respect to Salad Co. utilizing the audited statements, based upon GAAP consistently applied, prepared by Vita's independent certified public accounting firm. Robert shall have the right of access to all records relating to the audited statements, and shall have the right to submit said records to a certified public accountant of his choice. In the event of a dispute as to the valuation of either the First Earnout or the Second Earnout, Vita shall pay in accordance with the above provisions any undisputed amounts, and Vita and Robert shall submit the disputed claim, if the same remains unresolved for thirty (30) days, to a mutually acceptable, nationally-recognized independent accounting firm. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. Robert and Vita shall equally share responsibility for fees and expenses of such an accounting firm for the resolution of such a disputed claim.

     (f) Form of Payment of Merger Consideration. Each Earnout payment to Robert hereunder shall be payable fifty-five percent (55%) in cash by wire transfer and forty-five percent (45%) in Common Stock of VFP ("VFP STOCK"); provided at the time of the payment of the First Earnout, VFP can make a binding written election to make all the Earnout payments in cash. The value of each share of VFP Stock shall be determined by taking the average closing price of the VFP Stock reported by the American Stock Exchange on each of the trading days in the month of March preceding the date of each Earnout payment.

     (g) Pledge of Halifax Shares. As security for Vita's performance under this Agreement, Vita grants Robert a security interest in all Halifax Shares. In the event of default by Vita in payment of the First Earnout or Second Earnout, or in the event of a material breach by Vita hereunder, which breach or default is not cured within thirty (30) days of the written notice thereof (or within a reasonable period thereafter if Vita is not able to perfect such cure within 30 days), Robert shall have all rights with respect to such stock collateral as are available under the Uniform Commercial Code of the State of Georgia. The Halifax Shares shall be held in escrow by Banc One ("ESCROW AGENT") endorsed in blank, until full payment of the First Earnout and Second Earnout. Upon a joint order of the Parties, Banc One will transfer the Halifax Shares as instructed. After agreed final payment of the Earnout, the Halifax Shares shall be returned to Vita without any action or direction of the Parties. The Escrow Agent acknowledges and the parties agree that physical possession of all certificates held in escrow will be with Banc One.

     (h) The Closing. The closing of the Merger contemplated by this Agreement (the "CLOSING") shall take place at the offices of Halifax on or about November 5, 2002, commencing at 10:00 a.m. local time or such other date as Vita and Robert may mutually determine (the "CLOSING DATE").

     (i) Deliveries at the Closing. At the Closing, (i) Robert and Halifax will deliver to Vita the various certificates, instruments, and documents referred to in ss.7(a) below, (ii) Vita will deliver to Robert the various certificates, instruments, and documents referred to in ss.7(b) below, (iii) Robert and Halifax will deliver to Vita stock certificates representing all of the Halifax

Common Stock, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Vita will deliver to Robert the Merger Consideration specified in ss.2(c) above.

     (j) VFP Stock Rights. Robert shall have the right to include all or any portion of the VFP Stock issued pursuant to this Agreement as part of any registration of VFP Stock filed by VFP pursuant to the Act on the same terms and proportionate in size to Stephen Rubin and Clark Feldman's VFP Stock. In addition, Robert shall have the right to one "demand" registration of the VFP Stock issued pursuant to this Agreement. All of these rights will be set forth in a registration agreement in the form attached hereto as Exhibit A-5.

     (k) Change of Control. In the event of a Change of Control, Vita shall require the acquiring party to expressly assume all of Vita's obligations hereunder. Vita shall not transfer, sell or assign the assets or stock of VHC or of Halifax, without a concurrent transfer of the assets or stock of the other and an assumption by the assuming entity of Vita's obligations hereunder.

     (l) Subordination of Halifax Obligations to Robert. Robert hereby expressly subordinates that portion of the Budd Debt other than the $450,000 to be paid at Closing (the "SUBORDINATED INDEBTEDNESS") to all indebtedness and payments of any type or nature which Halifax now or subsequently may owe to any and all debts, liabilities and payment obligations of Halifax to Bank One, N.A. or any successor financial institution or commercial lender ("BANK"), whether direct or indirect, absolute or contingent, now or subsequently existing, due or to become due, known or unknown to Robert, and however evidenced or arising (collectively, the "SENIOR INDEBTEDNESS"). All security interests, liens and encumbrances which Robert now has or subsequently may have in any Halifax's assets are subordinated to all security interests, liens and encumbrances which Bank now has or subsequently may have thereon. Except as set forth below, Robert covenants and agrees that until the Senior Indebtedness is indefeasibly performed or paid in full, Robert will not seek, accept or retain any payment from Halifax or any other individual or entity on account of the Subordinated Indebtedness. Instead, any such payments (which are subject to subordination as set forth herein) which Robert receives on account of the Subordinated Indebtedness shall be collected and received by Robert in trust solely for Bank's benefit. If requested by the Bank, Robert shall pay over to Bank all such payments which Robert collects, within twenty-four (24) hours of collecting the same. Robert may receive and retain the payments of Budd Debt contemplated by ss.2(e)(ii) without accountability or further liability to Bank, so long as no default exists under any loan or any loan document executed between Halifax and Bank; provided that immediately upon the occurrence of any default, and without any notice or demand of any kind, all subordination provisions set forth in this ss.2(l) shall become fully operative. Notwithstanding anything contained herein to the contrary, if no such default exists at the time such payment is made, Robert shall have no further liability to Bank with respect to such payment. The parties agree that Bank is a third party beneficiary of this ss.2(l).

3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

     (a) Representations and Warranties of Robert. Robert represents and warrants to Vita that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)), except as set forth in Annex I attached hereto.

          (i) Authorization of Transaction. Robert has full power and authority (including, with respect to Oak, full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this

                  Agreement has been authorized by the Manager and the members of Oak and no other limited liability company proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Robert and constitutes the valid and legally binding obligation of Robert, enforceable in accordance with its terms and conditions. Robert does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Robert is subject or, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Robert is a party or by which he or it is bound or to which any of his or its assets are subject.

          (iii) Brokers' Fees. Robert has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Vita could become liable or obligated.

          (iv) Halifax Common Stock. At Closing, Robert will hold of record and own beneficially all of the Halifax Common Stock, representing 500 shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Robert is not a party to any option, warrant, purchase right, or other contract or commitment that could require Robert to sell, transfer, or otherwise dispose of any capital stock of Halifax (other than this Agreement). Robert is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Halifax.

          (v) Organization of Oak. Oak is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Oak is qualified to do business as a foreign organization and is in good standing in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect upon its business or assets.


          (vi) No Knowledge of Breach. To Robert's Knowledge, the representations and warranties of Robert contained herein or in the ancillary documents to this Agreement (i) do not contain any untrue statement of material fact and (ii) do not omit any material fact necessary in order to make the statement and information contained herein not misleading.

     (b) Representations and Warranties of Vita and Sub. Vita and Sub represent and warrant to Robert that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(b)), except as set forth in Annex II attached hereto.

          (i) Organization of Vita and Sub. Each of Vita and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Vita and Sub is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect upon its business or assets.

          (ii) Authorization of Transaction. Each of Vita and Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of Vita and no other corporate proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Vita and Sub and constitutes the valid and legally binding obligation of each of Vita and Sub, enforceable in accordance with its terms and conditions. Neither Vita nor Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Vita and Sub are subject or any provision of its charter or bylaws or
                  (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Vita and Sub are a party or by which it is bound or to which any of its assets is subject.

          (iv) Brokers' Fees. Vita and Sub have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Robert could become liable or obligated.

          (v) Issuance of Vita Stock. Any shares of VFP Stock shall be issued as duly authorized, validly issued, fully paid and non-assessable.

          (vi) No Knowledge of Breach. To Vita's Knowledge, the representations and warranties of Vita contained herein or in the ancillary documents to this Agreement and the Public Information of Vita (i) do not contain any untrue statement of material fact and (ii) do not omit any material fact necessary in order to make the statement and information contained herein not misleading. The term "Public Information" includes all Forms 10-K and 10-Q filed by Vita from and after January 1, 2002.

4. REPRESENTATIONS AND WARRANTIES CONCERNING HALIFAX.

     Except as otherwise indicated in this ss.4 and, as applicable, the representations and warranties made by Robert in this ss.4 are made to Robert's Knowledge. Robert represents and warrants to Vita that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by Robert to Vita on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"), provided no Disclosure Schedule delivered at any time shall modify any representations made with respect to subparagraphs 4(a)-(k) or any representations or financial facts or information which is a part of or directly related to the Interim Balance Sheet. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosure Schedules delivered after the execution of this Agreement shall not reduce or modify the representations and warranties herein. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4:

     (a) Organization, Qualification, and Corporate Power. Halifax is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Halifax is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Halifax has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of Halifax. Robert will deliver to Vita correct and complete copies of the charter and bylaws, the minute books and the stock record books of Halifax (as amended to date). Halifax is not in default under or in violation of any provision of its charter or bylaws.

     (b) Capitalization. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(b). The entire authorized capital stock of Halifax consists of 10,000 shares of Halifax Common Stock, of which 500 Halifax Common Stock share(s) is/are issued and outstanding. All of the issued and outstanding Halifax Common Stock (i) have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Robert; (ii) were issued in compliance with all applicable state and federal securities laws; and (iii) were not issued in violation of any preemptive rights or rights of first refusal. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Halifax to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Halifax. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Halifax.

     (c) Noncontravention. Except as set forth in Schedule 4(c) to be attached hereto, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Halifax is subject or any provision of the charter or bylaws of Halifax or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Halifax is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Halifax does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(d). Halifax has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(e). Halifax has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Unaudited Interim Balance Sheet (as defined herein) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet, and except as noted in ss.4(e) of the Disclosure Schedule.

     (f) Subsidiaries. Halifax does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity.

     (g)(1) Financial Statements.

          (i) To be attached hereto as Exhibit C-1A are the following financial statements (collectively, the "FINANCIAL STATEMENTS"): audited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2000 and December 31, 2001 for Halifax. The Financial Statements (including the notes thereto) will and have been prepared, generally in accordance with GAAP (with such exceptions as normally made in first-time audits) applied on a consistent basis throughout the periods covered thereby; and

          (ii) Attached hereto as Exhibit C-1B: (1) unaudited financial statements for the fiscal years ended December 31, 2000 and December 31, 2001 (VFP acknowledges receipt of that draft of the December 2001 statements that have certain corrections to such December 31, 2001 Financial Statements) ("UNAUDITED FINANCIAL STATEMENTS"); and (2) consolidated reviewed balance sheets and statements of income, as of and for the 6 months ended June 30, 2002 (the "INTERIM FINANCIAL STATEMENTS ") for Halifax. The Unaudited and Interim Financial Statements present fairly the financial condition of Halifax as of such dates and the results of operations of Halifax for such periods, are correct and complete, and are consistent with the books and records of Halifax (which books and records are correct and complete); provided, however, that: (1) the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate); and (2) the Interim Financial Statements will be subject to a reduction for inventory shrinkage in an amount equal to approximately ($600,000) and a reduction for "prepaid slotting dies plates" in an amount equal to

                  $133,713.46 (subparagraph (1) and (2) are collectively referred to as the "INVENTORY ADJUSTMENT").


     (g)(2) Halifax's balance sheet on October 31, 2002, which shall be prepared in accordance with GAAP, shall reflect the assets and liabilities reported on the Interim Financial Statements, subject only to the Inventory Adjustment and normal changes that may occur in the Ordinary Course of Business and shall report a net book value of Halifax on October 31, 2002 equal to or greater than the net book value on June 30, 2002 (being $358,439.93), less a reduction of not to exceed the total of: (i) $100,000; plus (ii) the Inventory Adjustment. The $175,000 deposit for the Case is being transferred to Robert at Closing pursuant to this Agreement.

     (h) Events Subsequent to June 30, 2002. Since June 30 2002, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Halifax. Without limiting the generality of the foregoing, except as set forth in ss.4(h) of the Disclosure Schedule, since that date:

          (i) Halifax has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) Halifax has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business;

          (iii) no party (including Halifax) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Halifax is a party or by which any of them is bound;

          (iv) Halifax has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) Halifax has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

          (vi) Halifax has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

          (vii) Halifax has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

          (viii) Halifax has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) Halifax has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

          (x) Halifax has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) there has been no change made or authorized in the charter or bylaws of Halifax;

          (xii) Halifax has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiii) Halifax has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiv) Halifax has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) Halifax has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business; except with respect to the Leases;

          (xvi) Halifax has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvii) Halifax has not granted any increase in the base compensation or paid any bonus compensation to any of its employees outside the Ordinary Course of Business or to any of its owners, directors or officers;

          (xviii) Halifax has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xix) Halifax has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xx) Halifax has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Halifax; and

          (xxii)  Halifax has not committed to any of the foregoing.

     (i) Undisclosed Liabilities. Halifax has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the balance sheet of the Interim Financial Statements (rather than in any notes thereto);
(ii) Liabilities which have arisen after June 30, 2002 in the Ordinary Course of Business, including any loans made by VFP (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law; or arose out of any action, suit, claim, governmental investigation or arbitration proceeding); (iii) and Liabilities reflected herein or in the Disclosure Schedule. ss.4(i) of the Disclosure Schedule contains a complete and accurate description (including name of the lender, amount outstanding and any related Security Interests) of all indebtedness for borrowed money of Halifax, whether owed to a bank or any other Person.

     (j) Legal Compliance. Halifax and its respective predecessors and Affiliates have complied with all material respects in accordance with applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. No party has made payments in connection with the operation of Halifax to any Person or taken similar actions to obtain or retain business other than customary and permissible business gifts and entertainment.

     (k) Tax Matters. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(k).


          (i) Halifax has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Halifax (whether or not shown on any Tax Return) have been paid. Halifax currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Halifax does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Halifax that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Halifax has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii) To the Knowledge of Robert, there is no dispute or claim concerning any Tax Liability of Halifax claimed or raised by any authority.

          (iv) Halifax has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) The unpaid Taxes of Halifax (A) did not, as of June 30, 2002, exceed: (1) the reserve for Tax Liability; (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto); or (2) the amount of federal income tax loss carryforward which may be utilized to offset Tax Liability and
                  (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Halifax in filing their Tax Returns.

     (l) Real Property. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(l).

          (i) ss.4(l)(i) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Halifax. Robert shall deliver to Vita correct and complete copies of the leases and subleases listed in ss.4(l)(i) of the Disclosure Schedule (as to be amended prior to Closing pursuant to the letter agreement dated September 1, 2002). With respect to each lease and sublease listed in ss.4(l)(i) of the Disclosure Schedule:

                  (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the lease or sublease has repudiated any provision thereof;

                  (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                  (G) Halifax has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold except as disclosed on
                       Schedule 4(l)(i);

                  (H) all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                  (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                  (J) to Robert's knowledge, the owner of the facility, leased or subleased, has good and marketable title to the parcel of real property, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions all of which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto, except for existing deed of trust obligations.

     (m) Intellectual Property. The knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(m).

          (i) Halifax owns or has the right to use pursuant to license, sublicense, agreement, permission or otherwise all Intellectual Property necessary for the operation of the businesses of Halifax as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Halifax immediately prior to the Closing hereunder will be owned or available for use by Halifax on identical terms and conditions immediately subsequent to the Closing hereunder. Halifax has taken all reasonably necessary action to maintain and protect Halifax's interest in each item of Intellectual Property that it owns or uses.

          (ii) To the Knowledge of Robert, Halifax has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Robert has not in the last five (5) years received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Halifax must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Halifax, in the last five (5) years no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Halifax.

          (iii) ss.4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Halifax with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Halifax has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Halifax has expressly granted to any third party with respect to any of its Intellectual Property (together with any exceptions). ss.4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark presently used by Halifax in connection with any of its businesses.

          (iv) ss.4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Halifax uses pursuant to license, sublicense, agreement, or permission.

          (v) To the knowledge of Robert, Halifax will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

     (n) Tangible Assets. Halifax owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     (o) Inventory. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(o). The inventory of Halifax consists of raw materials and supplies, manufactured and purchased items, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, are current and consist of quantities not in excess of a 90-day supply thereof (except for packaging and containers which consist of quantities not in excess of a 180-day supply and for the quantity of inventory of Vidalia Onions, flavorings and spices). None of said inventory is below standard quality, obsolete, damaged, or defective, subject only to the reserve for Inventory Adjustment as set forth in the Financial Statements and the most recent balance sheet which was prepared in September 2002 by Halifax's independent public accountants (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Halifax.

     (p) Contracts. ss.4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Halifax is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Halifax, or involve consideration in excess of $50,000;

          (iii)  any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v)    any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with Robert and its Affiliates (other than Halifax), all of which are at fair market arm's length prices, terms and conditions;

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its employees outside the Ordinary Course of Business or to any of its directors or officers;

          (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Halifax;

          (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000; or

          (xiii) any agreement or contract containing a provision to indemnify any party or assume any Liability.

     With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as set forth in ss.4(p) of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) no party has repudiated any provision of the agreement; and (E) except as set forth in ss.4(p) of the Disclosure Schedule and the Leases attached hereto as Exhibits A-3 and A-4, the agreement was entered into at arms-length, and at consideration not greater than the fair-market value or price.

     (q) Notes and Accounts Receivable. All notes and accounts receivable of Halifax are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Halifax.

     (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Halifax.

     (s) Insurance. With respect to each insurance policy of Halifax: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Halifax nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Halifax has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

     (t) Litigation. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(t). ss.4(t) of the Disclosure Schedule sets forth each instance in which Halifax (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, is, to Robert's Knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The reserve for such items described in this ss.4(t) of the Disclosure Schedule is in an amount sufficient to fully satisfy all of these items, including all costs incurred in connection therewith (e.g., attorneys' fees, etc.); provided, however, no payment has or shall be made after September 19 by Halifax for any fees or expenses related to the Case. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Halifax. None of Robert and the directors and officers (and employees with responsibility for litigation matters) of Halifax has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Halifax.

     (u) Product Warranty. Each product manufactured, sold, leased, or delivered by Halifax has been in conformity with all applicable contractual commitments and in material conformity with all express and implied warranties. Halifax has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Halifax. No product manufactured, sold, leased, or delivered by Halifax: (a) is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease; or (b) fails to conform and meet all applicable requirements of the Food and Drug Administration and all other applicable state and federal statutes, rules and regulations. ss.4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Halifax (containing applicable guaranty, warranty, and indemnity provisions).

     (v) Product Liability. Halifax has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Halifax.

     (w) Employees. No executive, key employee, or group of employees has any plans to terminate employment with Halifax. Halifax is not a party to or bound by any collective bargaining agreement, nor has Halifax experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Halifax has not committed any unfair labor practice. None of Robert and the directors and officers (and employees with responsibility for employment matters) of Halifax has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Halifax.

     (x) Employee Benefits.

          (i) ss.4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Halifax maintains or to which Halifax contributes or has any obligation to contribute.

               (A) each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B) Except as set forth in ss.4(x) of the Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is a "group health plan" within the meaning of Code ss.5000(b)(1).

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Halifax. All premiums or other payments for all periods ending on or before the Closing Date which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has received a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Robert is not aware of any facts or circumstances that could result in the revocation of such determination letter. Each such Employee Benefit Plan currently complies in form with the requirements of Code ss.401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.

                (E) The market value of assets under each such Employee Benefit
                    Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested benefit liabilities thereunder determined in accordance with actuarial assumptions set forth by the terms of the Employee Pension Benefit Plan terminating on the date for determination.

                (F) Robert shall deliver to Vita correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that Halifax and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                (A) No such Employee Benefit Plan which is an Employee Pension
                    Benefit Plan (other than any Multiemployer Plan) is subject to Title IV or ERISA.

                (B) To the knowledge of Robert, there have been no Prohibited
                    Transactions with respect to any such Employee Benefit Plan. To the knowledge of Robert, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, threatened, nor is there any Basis for any such action, suit, proceeding, hearing, or investigation.

          (iii) Halifax and the other members of the Controlled Group that includes Halifax do not contribute to, never have contributed to and never have been required to contribute to any Multiemployer Plan or have any Liability (including withdrawal liability as defined in ERISA ss.4201) under any Multiemployer Plan.

          (iv) Halifax does not maintain and never has maintained or contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

     (y) Guaranties. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(y). Halifax is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person, other than the Bank of North Georgia ("BNG"), which Robert warrants will be released upon payment of the loans from BNG to Halifax.

     (z) Environmental, Health, and Safety Matters.

          (i) Halifax and its respective predecessors and Affiliates have materially complied and are in material compliance with all Environmental, Health, and Safety Requirements.

          (ii) Without limiting the generality of the foregoing, Halifax and its respective Affiliates have obtained and have materially complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached ss.4(z) of the Disclosure Schedule.

          (iii) Neither Halifax nor its respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

          (iv) None of the following exists at any property or facility owned or operated by Halifax: (1) underground storage tanks, (2) friable asbestos-containing material in any form or condition,
                (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas (other than trash containers and other waste disposal containers).

          (v) Halifax or its respective predecessors or Affiliates has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to (material in risk (as opposed to material cost) liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

          (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

          (vii) Neither Halifax nor any of its respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

          (viii) No facts, events or conditions relating to the present facilities, properties or operations of Halifax or any of its respective predecessors or Affiliates will prevent, hinder or limit continued material compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective action or obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (ix) The trash containers and other waste disposal containers have been maintained in all material respects in compliance with all Environmental, Health, and Safety Requirements and Halifax has disposed of all wastes in all material respects in compliance with all Environmental, Health, and Safety Requirements.

          (x) There are no conditions existing on Halifax's facilities that can reasonably be expected to give rise to clean up obligations under any Environmental, Health, and Safety Requirements, except for liability for government charges with respect to Halifax's grease traps, which liability does not exceed $2,000.00.

     (aa) Certain Business Relationships with Halifax. Robert and its Affiliates have not been involved in any business arrangement or relationship with Halifax which are not at the then fair-market value or price and on such terms which would occur in an arms-length transaction. Except for leased buildings, none of Robert and its Affiliates owns any asset, tangible or intangible, which is used in the business of Halifax, except as noted on ss.4(aa) of the Disclosure Schedule.

     (bb) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact. The representations and warranties contained in this ss.4 do not omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

5.   PRE-CLOSING COVENANTS.


     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

     (b) Notices and Consents. Robert will cause Halifax to give any notices to third parties, and will cause Halifax to use its best efforts to obtain any third party consents, that Vita may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will

(and Robert will cause Halifax to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above.

     (c) Operation of Business. Robert will not cause or permit Halifax to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Robert will not cause or permit Halifax to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; (ii) pay any bonus, other then in the Ordinary Cause of Business to its employees, provided, however, that no bonus shall be paid to its officers; or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(h) above.

     (d) Preservation of Business. Robert will cause Halifax to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Full Access. Robert will permit, and Robert will cause Halifax to permit, representatives of Vita to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Halifax, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Halifax.

     (f) Notice of Developments. Robert will give prompt written notice to Vita of any material adverse development causing a breach of any of the representations and warranties. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (g) Exclusivity. Robert will not (and Robert will not cause or permit Halifax and any of its respective Affiliates, shareholders, directors, officers, employees or agents to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Halifax (including any acquisition structured as a merger, consolidation, or share exchange); (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; or (iii) disclose the substance of this Agreement, except to Persons within Robert's or Halifax's organization who must be so informed, or to their professional advisors. Robert will not vote his or its Halifax Common Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange. Robert will notify Vita immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) Real Estate. At the Closing, Robert will cause the Leases to be amended granting Halifax, Vita, Sub or its assignee the following: (a) Lease termination dates of December 31, 2003 for the Warehouse (as defined below) and March 31, 2004 for the Main Facility (as defined below); (b) an option to extend the Leases for ten (10) additional one (1) year periods at the rent of $187,500.00 per annum for the Main Facility and $62,500.00 per annum for the Warehouse, plus an increment of rental for each option period of three percent (3%) per year;
(c) an option to purchase after January 1, 2004, free and clear of any security interests, claims, leasehold interests, tenancies and restrictions of any nature, other than the Leases and existing easements and rights-of-way, each of Halifax's manufacturing facilities, at a purchase, price of $2,000,000 for the main facility located at 3264 McCall Drive, Atlanta,

Georgia ("MAIN FACILITY") and $750,000 for the warehouse located at 7173-B Covington Highway, Lithonia, Georgia ("WAREHOUSE"); (d) the right of first refusal on any proposed disposition of each the Warehouse and Main Facility; provided, however, in the event of Vita's material breach of this Agreement, or material default under the Leases, which breach or default is not cured within thirty (30) days (or such time as reasonably necessary to effect such cure) of the written notice thereof, Robert shall have the right to cancel the Leases and any options to purchase each of Halifax's manufacturing facilities shall be terminated; and (e) the option to extend the Leases or exercise the purchase options above must be exercised at least nine (9) months prior to the expiration of each Lease option period.

     (i) Manufacturing Agreement. VHC has or will enter into a manufacturing agreement with Halifax for the production by VHC of certain products created by Halifax ("MANUFACTURING AGREEMENT") attached hereto as Exhibit D.

6.   POST-CLOSING COVENANTS.


     The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below). Robert acknowledges and agrees that from and after the Closing, Vita and Halifax will be entitled to possession of all pre-Closing documents, books, records (including Tax records), agreements, and financial data of any sort relating to Halifax but Robert will have reasonable access thereto if reasonably required by Robert for Tax or other valid reasons.

     (b) Management Relationships.

          (i) Budd's Management. Budd shall be President of Vita Holdings and Halifax and a member of the Board of Directors of Halifax so long as he remains employed pursuant to the Employment Agreement. With respect to Halifax, Budd's responsibilities shall be as set forth in the Employment Agreement. The Board of Directors of VFP shall appoint Budd as a director until the next annual meeting of VFP. In addition, VFP shall nominate and support Budd for election as a director at such annual meeting, subject to regulatory requirements with respect to independent directors.

          (ii) Vita's and Salad Co.'s Management. Assistance shall be provided by Vita and Salad Co. to Halifax. In connection therewith:

                 (A) Terry shall be Chairman and CEO of Vita Holdings, Halifax and Salad Co. and shall be responsible for the duties of a CEO, including but not limited to the manufacturing and distribution activities of Halifax;


                 (B) Vita shall not accrue or charge Salad Co. or Halifax for the expenses of Vita's general overhead (e.g., Vita's compensation to its senior officers, Vita's corporate headquarter costs, Securities and Exchange Commission and public company charges, salesmen's salaries (as contrasted with sales commission), etc.);


                 (C) Vita shall charge Salad Co. and/or Halifax for all its out-of-pocket expenses incurred for the benefit of Salad Co. and/or Halifax (e.g., Salad Co.'s and/or Halifax's proportionate share of independent accountants charges, outside legal counsel work for the benefit of Salad Co. or Halifax, etc.)

          (iii)  Mutual Management Responsibilities.

                 (A) Salad Co. and Halifax shall timely submit its annual operating budget for the approval of Vita's Board of Directors;

                 (B) Salad Co. and Halifax shall timely submit its capital expenditure budget for the approval of Vita's Board of Directors;

                 (C) Salad Co., Halifax and Vita shall have the normal obligations, responsibilities and relationship between subsidiary corporations and their public parent corporation.

                 (D) Vita's Board of Directors shall act in a good business manner in reviewing and approving operating budgets and capital expenditure budgets of Salad Co. and Halifax.

     (c) Transition. Robert will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Halifax from maintaining the same business relationships with Halifax after the Closing as it maintained with Halifax prior to the Closing.

     (d) Confidentiality. Robert will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or his employment with Halifax, and deliver promptly to Vita or destroy, at the request and option of Vita, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event Robert is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Robert will notify Vita promptly of the request or requirement so that Vita may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Robert is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Robert may disclose the Confidential Information to the tribunal; provided, however, that Robert shall use his reasonable best efforts to obtain, at the reasonable request and expense of Vita, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Vita shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Stock Options. Promptly following the Closing, key employees of Halifax will be issued fourteen thousand (14,000) incentive stock options of VFP in a total amount of options, being equal to the total number of options granted key employees of VHC promptly after Vita's acquisition of VHC. Budd shall, subject to the reasonable approval of Vita, allocate such options to the Halifax employees as he deems reasonable.

7.   CONDITIONS TO OBLIGATION TO CLOSE.

     (a) Conditions to Obligation of Vita. The obligation of Vita and Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of Robert set forth in ss.3(a) and ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Robert shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

          (iii) Halifax shall have procured all UCC and lender consents and releases, and all of the third party consents specified in ss.5(b) above;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Sub to merge with Halifax, or (D) affect adversely the right of Halifax to own its assets, and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) Robert shall have delivered to Vita a certificate to the effect that each of the conditions specified above in ss.7(a)(i)-(iv) is satisfied in all respects;

          (vi) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies, including those referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above;

          (vii) the relevant parties shall have entered into the agreements in form and substance as set forth in Exhibits A-1 through A-5 attached hereto and the same shall be in full force and effect;

          (viii) the Leases shall be amended as set forth above and shall be reasonably satisfactory in form and substance to Vita;

          (ix) all actions to be taken by Robert in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, due diligence documents, accounting review, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Vita;

          (x) Halifax's balance sheet on the Closing Date shall reflect the assets and liabilities reported on the Interim Financial Statements, subject only to the Inventory Adjustment and normal changes thereafter that may occur in the Ordinary Course of Business. The terms of the Robert Debt shall remain unchanged and no interest or charges shall either be paid or accrued on the Robert Debt;

          (xi) the relevant parties shall have entered into the agreements in the form and substance as set forth in Exhibits A-1 through A-5 and the same shall be in full force and effect; and


          (xii)  Robert shall deliver to Vita the Financial Statements.


     Vita may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of Robert and Halifax. The obligation of Robert and Halifax to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of Vita and Sub set forth in ss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Vita and Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
                 (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) Vita and Sub shall have delivered to Robert a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

          (v) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies including those referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above;

          (vi) the relevant parties shall have entered into the agreements in form and substance as set forth in Exhibits A-1 through A-5 and the same shall be in full force and effect;

          (vii) the Leases shall be amended as set forth above and shall be reasonably satisfactory in form and substance to Robert; and

          (viii) all actions to be taken by Vita and Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Robert.

          (ix) Robert shall be released from all Halifax loans at the Bank of North Georgia with respect to which Robert is a party or a guarantor and with respect to any other Halifax loans where release of Robert cannot be reasonably obtained with respect to a financial institution or lease loan obligation, Vita shall indemnify and hold Robert harmless therefrom.

     Robert may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a)  Survival of Representations and Warranties.

     All of the representations and warranties of Vita, Sub and Robert contained in ss.4 above (except for ss.3(a)(iv), 4(b), 4(k) and 4(z)) shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Robert contained in ss.4(k), 3(a)(iv), 4(b) and 4(z)) shall survive the Closing and continue in full force and effect forever thereafter subject to any applicable statutes of limitations.

     (b) Indemnification Provisions for Benefit of Vita.

          (i) In the event Robert breaches (or in the event any third party alleges facts that, if true, would mean Robert has breached) any of his representations, warranties, and covenants contained herein (other than the representations and warranties in ss.3(a) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Vita makes a written claim for indemnification against Robert pursuant to ss.11(g) below within such survival period, then Robert agrees to indemnify Vita from and against the entirety of any Adverse Consequences Vita may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Vita may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Robert shall not have any obligation to indemnify Vita from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Robert contained in ss.4(a)-(j), ss.4(m)-(w) and ss.4(aa)-(bb) above until Vita has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold ("THRESHOLD"). The maximum aggregate amount recoverable from Robert with respect to any Adverse Consequences Vita may suffer relating to this Agreement or the transactions contemplated hereby shall not exceed the amount due Robert or his Affiliates by Vita and its Affiliates except the Closing Payment but specifically including the First Earnout and the Second Earnout, which amounts recoverable shall be recouped only from such amounts when payable. Notwithstanding anything herein to the contrary, Vita shall recover amounts due from the First Earnout and the Second Earnout from the payments due to Robert thereunder in the same proportion of the consideration as paid in cash and stock, if any.

          (ii) In the event Robert breaches (or in the event any third party alleges facts that, if true, would mean Robert has breached) any of his representations and warranties in ss.3(a) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Vita makes a written claim for indemnification against Robert pursuant to ss.11(g) below within such survival period, then Robert agrees to indemnify Vita from and against the entirety of any Adverse Consequences Vita may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Vita may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (iii) Robert agrees to indemnify Vita from and against the entirety of any Adverse Consequences (without regard to the Threshold), Vita may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Halifax for any Taxes of Halifax with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with ss.9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Interim Financial Statements (rather than in any notes thereto). With respect to the deferred Tax Liability's depreciation and amortization liability, Robert warrants and represents that as of December 31, 2001 such liability does not exceed $71,000.00. Robert shall not be liable for such $71,000.00.

     (c) Indemnification Provisions for Benefit of Robert. In the event Vita breaches (or in the event any third party alleges facts that, if true, would mean Vita has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Robert makes a written claim for indemnification against Vita pursuant to ss.11(g) below within such survival period, then Vita agrees to indemnify Robert from and against the entirety of any Adverse Consequences Robert may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Robert may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     (d) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a Third Party Claim) which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in ss.8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

     (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy arising under Environmental, Health, and Safety Requirements ("REQUIREMENTS") any Party may have with respect to Halifax or the transactions contemplated by this Agreement; provided, however, that except for the Requirements, fraud and the rights of rescission, the foregoing indemnification provisions shall be the sole and exclusive remedy of Vita for any breach of the representations and warranties contained in ss.4 hereof. Robert hereby agrees that he will not make any claim for indemnification against Halifax by reason of the fact that he was a director, officer, employee, lessor or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Vita against Robert (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     (f) Payment of Indemnification. Notwithstanding anything herein to the contrary, any payments due hereunder by Robert shall be paid pursuant to ss.8(g) herein below, except with respect to the indemnity regarding the Case set forth in ss.2(e)(i). Except, as otherwise expressly provided herein, each Party shall be entitled to recover any indemnification payments due hereunder by directly obtaining indemnification from the other Party, whether or not such amount is liquidated or reduced to judgment.

     (g) Set Off. Vita shall set off the amount of any claims it may have hereunder, whether liquidated or unliquidated, against any amount payable by Vita, Halifax and/or Salad Co. to Robert after the Closing, subject only to the limitations of ss.2.5 of the Employment Agreement.

9.   TAX MATTERS.

     The following provisions shall govern the allocation of responsibility as between Vita and Robert for certain tax matters following the Closing Date:

     (a) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Halifax shall be terminated as of the Closing Date and, after the Closing Date, Halifax shall not be bound thereby or have any liability thereunder.

     (b) Certain Taxes. All transfer, documentary, sales, use, bulk transfer, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the implementation and execution of documents and instruments contemplated by this Agreement, shall be paid by Robert when due, and Robert will, at his own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Vita will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

10.  TERMINATION.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) Vita and Robert may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Vita may terminate this Agreement on or before twenty-four (24) hours following Vita's receipt of all of the completed Disclosure Schedules with respect to this Agreement if Vita is not reasonably satisfied with the results of its continuing due diligence regarding Halifax;

          (iii) Vita may terminate this Agreement by giving written notice to Robert at any time prior to the Closing (A) in the event any of Robert has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Vita has notified Robert of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 15, 2002, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from Vita itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iv) Robert may terminate this Agreement by giving written notice to Vita (A) in the event Vita has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Robert has notified Vita of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 15, 2002, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from Robert breaching any representation, warranty, or covenant contained in this Agreement); or (C) a material adverse change has occurred in the assets, liabilities or the future financial condition or ability of Vita to fulfill its financial obligations hereunder (Vita's ability to so fulfill shall be indisputably satisfied by delivery of a copy of the letter of commitment of Vita's bank to fund this transaction).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

11.  MISCELLANEOUS.

     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Vita and Robert; provided, however, that Vita may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including the Memorandum Agreement dated as of the Effective Date.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Vita, Halifax and Robert; provided, however, that Vita may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Vita nonetheless shall remain responsible for the performance of all of its obligations hereunder). Notwithstanding anything herein to the contrary, in the event of Budd's death, Budd's rights, interests and obligations under this Agreement shall inure to Budd's estate, heirs, successors and/or assigns.

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


     If to Robert:      Robert J. Budd
                        3264 McCall Drive
                        Atlanta, GA 30340
                        Fax:  (770) 457-7546
     with copy to:      Powell, Goldstein, Frazer & Murphy LLP
                        191 Peachtree Street, NE
                        Sixteenth Floor
                        Atlanta, GA 30303
                        Attn:  Riccarda Heising
                        Fax:  (404) 572-6999

     If to Vita:        Vita Food Products, Inc.
                        2222 West Lake Street
                        Chicago, IL  60612
                        Attn:    Stephen D. Rubin

     with copy to:      Much Shelist Freed Denenberg Ament & Rubenstein, P.C.
                        200 N. LaSalle Street, Suite 2100
                        Chicago, IL  60601
                        Attn:  Jeffrey C. Rubenstein
                        Fax:  (312) 621-1750


     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (i) Arbitration and Venue. Except with respect to ss.2(e) hereof, in the event of a difference arising among the parties hereto as to the construction of any of this Agreement, or as to the rights or obligations of the parties under and by virtue hereof, all such questions shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered into in any court having jurisdiction thereof. The disputant seeking such arbitration hereunder shall give written notice to the others specifying the particulars in dispute and to be arbitrated and, thereupon, within ten (10) days after giving of such written notice shall submit the dispute to the American Arbitration Association in Dover, Delaware. The costs and expenses in connection with said arbitration proceedings shall be paid by the affected disputants equally, as determined by the arbitrator(s), with each party being responsible for its attorneys' fees and costs. All arbitration proceedings shall be conducted telephonically if agreed upon by the affected disputants, or if conducted in person, shall be held in Dover, Delaware with the application of the laws of the State of Delaware.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Vita and Robert, and such amendment shall be effective only in the specific instance and for the specific purpose for which given. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of the Parties (including Robert on behalf of Halifax) will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except if the Agreement closes Vita shall pay (i) all direct costs of the audit of Halifax and (ii) one-half (1/2) of the accounting fees of Robert directly related to the Agreement; provided, however, Vita's liability under this subsection (ii) shall not exceed $12,500.00. In the event this transaction shall not close, due to the fault of Vita, pursuant to ss.10(a)(iv)(A) or ss.10(a)(iv)(B), Vita shall reimburse Robert for one-half (1/2) of the reasonable costs for services rendered with respect to the audit of the Financial Statements. Robert agrees that Halifax has not borne or will not bear any of the costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     (m) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Good Faith and Reasonableness. The parties agree to exercise good faith and reasonableness in the interpretation and implementation of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


PARENT                                      SHAREHOLDERS

Vita Food Products, Inc.                    Oak Hill Family, LLC

By: /s/ Stephen D. Rubin                    By: /s/ Robert J. Budd
    --------------------                        ------------------
        Stephen D. Rubin                            Robert J. Budd, Manager

                                             /s/ Robert J. Budd
                                             ------------------
                                                 Robert J. Budd, Individually

HOLDING COMPANY                             COMPANY
---------------                             -------

Vita Holdings, Inc.                         The Halifax Group, Inc.


By:  /s/ Stephen D. Rubin                   By:  /s/ Robert J. Budd
     --------------------                        ------------------
         Stephen D. Rubin                            Robert J. Budd, President

SUB
---

Vita/Halifax Acquisition Company


By:  /s/ Stephen D. Rubin                   /s/ Terry W. Hess
     --------------------                   ------------------
         Stephen D. Rubin                       Terry W. Hess, with respect to
                                                paragraph 2(c) only

Exhibit A-1 - Form of Employment Agreement
Exhibit A-2 - Form of Non-Competition Agreement
Exhibit A-5 - Form of Main Facility Lease
Exhibit A-5 - Form of Warehouse Lease
Exhibit A-5 - Forms of Registration Agreement
Exhibit B - Most Recent Balance Sheet
Exhibit C-1A - Financial Statements
Exhibit C-1B - Unaudited Financial Statements
Exhibit D - Manufacturing Agreement
Exhibit E - List of Existing Products of Halifax
Annex I - Exceptions to Robert's Representations and Warranties Concerning the
          Transaction
Annex II - Exceptions to Vita's Representations and Warranties Concerning the
           Transaction
Disclosure Schedule - Exceptions to Representations and Warranties Concerning
                      Halifax